Exhibit 21.1

Subsidiaries of OmniReliant Holdings, Inc.

1.	OmniReliant Corporation is a Florida corporation and a wholly owned subsidiary of OmniReliant Holdings, Inc.

2.	OmniResponse, Inc. is a Nevada corporation and a wholly owned subsidiary of OmniReliant Holdings, Inc.

3.	OmniComm Studios, LLC is a Florida limited liability corporation and a majority owned subsidiary of OmniReliant Holdings, Inc.

4.	OmniReliant Acquisition Sub is a Nevada corporation and a wholly owned subsidiary of OmniReliant Holdings, Inc.